Official Payments Holdings, Inc.
3550 Technology Drive, Suite 400
Norcross, GA 20191

CONTACT
Jeff Hodges, Chief Financial Officer
jhodges@OfficialPayments.com
(770) 325-3102

Tier Technologies, Inc., Changes its Name to
Official Payments Holdings, Inc., Effective January 3, 2012

NORCROSS, GA - January 3, 2012 – Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of electronic payment solutions for the biller direct market, today announced that it has completed its name change to Official Payments Holdings, Inc.  The name change was previously approved by shareholders.  Effective Wednesday, January 4, 2012, Official Payments Holdings, Inc., will trade under the new Nasdaq ticker symbol “OPAY”.  Official Payments Corporation remains a wholly owned subsidiary of Official Payments Holdings, Inc.

“Adopting our new name completes the transition to a company that is singularly focused on providing enhanced payment solutions,” said Alex P. Hart, President and CEO.  “Most of our clients and customers have known us by our Official Payments brand for years. This new corporate name both simplifies and strengthens our branding and builds on our established market leadership.”

About Official Payments Holdings

Official Payments Holdings, Inc. (Nasdaq: OPAY) is a leading provider of electronic payment solutions in the biller direct market.  Headquartered in Norcross, Georgia, the company provides enhanced electronic payment services that include multiple payment choices, payment channels, and bill payment products and services to over 4,600 clients in all 50 states and the District of Columbia.  Official Payments serves clients in multiple markets including federal, state, and local governments, educational institutions, and utilities.  Consumers may pay federal taxes, state and local taxes, property taxes, and other bills such as utilities and college tuition with credit cards, debit cards, electronic checks and alternative payment methods via online, telephone, point of sale and other channels by visiting www.OfficialPayments.com.  Corporate information is available at www.OPAY.OfficialPayments.com.